Exhibit 2.1

Execution Version

THIRD AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

THIS THIRD AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made as of February 16, 2024 (this “Amendment”) by and among Battalion Oil Corporation, a Delaware corporation (the “Company”), Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of December 14, 2023 (the “Agreement”), which was amended pursuant to that certain First Amendment to the Agreement and Plan of Merger, dated as of January 23, 2024, and that certain Second Amendment to the Agreement and Plan of Merger, dated as of February 6, 2024; and

WHEREAS, the Company, Parent and Merger Sub desire to amend certain terms of the Agreement to the extent provided herein.

NOW, THEREFORE, in consideration of foregoing and the mutual covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:

1.             Amendments.

a.             Amendments to Section 1.1.

1.            Definition of “Closing Failure Fee”. The definition of “Closing Failure Fee” in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:

“Closing Failure Fee” means an amount equal to the Initial Deposit Escrow Amount plus $15,000,000.

2.            Definition of “Company Termination Fee”. The definition of Company Termination Fee in Section 1.1 of the Agreement is hereby deleted and replaced in its entirety with the following language:

“Company Termination Fee” means an amount equal to $0; provided, that if Parent consummates the Full Escrow Funding, then the Company Termination Fee shall increase to $3,500,000 from and after the time that such Full Escrow Funding is consummated.

3.            Definition of “Qualifying Additional Financing Documents”. The definition of Qualifying Additional Financing Documents in Section 1.1 of the Agreement is hereby deleted in its entirety.

4.            Definition of “Specified Acquisition”. The definition of Specified Acquisition in Section 1.1 of the Agreement is hereby deleted in its entirety.

5.            Definition of “Subsequent Escrow Deposit Amount”. The definition of Subsequent Escrow Deposit Amount in Section 1.1 of the Agreement is hereby deleted in its entirety.

b.             Amendment to Section 6.2. Section 6.2 of the Agreement is hereby deleted and is replaced in its entirety with the following language:

[Intentionally Omitted]

c.             Amendment to Section 8.1(d)(iv). Section 8.1(d)(iv) of the Agreement is hereby deleted and replaced in its entirety with the following language:

[Intentionally Omitted]

d.             Amendment to Section 8.1(d)(v). Section 8.1(d)(v) of the Agreement is hereby deleted and replaced in its entirety with the following language:

if Parent fails to deliver the Evidence of Funding to the Company on or before 5 p.m., Central Time, on April 10, 2024; or

e.             Amendment to Section 8.1(d)(vi). Section 8.1(d)(vi) of the Agreement is hereby deleted and replaced in its entirety with the following language:

[Intentionally Omitted]

f.              New Section 8.1(d)(vii). Section 8.1 of the Agreement is hereby amended to include the following language as a new subsection (d)(vii):

at any time prior to the delivery of Evidence of Funding by Parent.

g.             Amendment to Section 8.3(b)(iv). Section 8.3(b)(iv) of the Agreement is hereby deleted and replaced in its entirety with the following language:

this Agreement is terminated (A) for any reason pursuant to Section 8.1 other than (1) those contemplated by clause (B) below or (2) under circumstances in which the Company Termination Fee is payable to Parent pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii), then the Company shall retain the Initial Escrow Deposit Amount, or (B) (1) by the Company pursuant to Section 8.1(d)(i), Section 8.1(d)(iii), Section 8.1(d)(v) or Section 8.1(d)(vii) or (2) by either Parent or the Company pursuant to Section 8.1(b) under circumstances where the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(d)(i), Section 8.1(d)(iii), Section 8.1(d)(v) or Section 8.1(d)(vii), then the Company shall retain the Initial Escrow Deposit Amount as contemplated by the immediately preceding clause (A) (it being understood that such retention shall be deemed to be a partial payment by Parent to the Company of the Closing Failure Fee in an amount equal to the Initial Escrow Deposit Amount) and Parent shall pay to the Company the remainder of the Closing Failure Fee in accordance with Section 8.4(b)(iii); provided, that (x) if at the time of such termination, there are not sufficient Escrow Funds to pay the remainder of the Closing Failure Fee, then Parent shall pay the amount of such shortfall to the Company by wire transfer of immediately available funds within two (2) Business Days following such termination, and (y) if the Closing Failure Fee becomes payable pursuant to the foregoing as a result of a termination pursuant to Section 8.1(d)(vii), the Company acknowledges and agrees that it shall not collect all or any portion of the Closing Failure Fee from any Person guaranteeing Parent’s or Merger Sub’s obligations under this Agreement.

h.             Deletion of Section 8.3(m). Section 8.3(m) of the Agreement is hereby deleted and replaced in its entirety with the following language:

[Intentionally Omitted]

i.              Amendment to Section 8.4(a). Section 8.4(a) of the Agreement is hereby deleted and replaced in its entirety with the following language:

Concurrently with the execution and delivery of this Agreement, Parent and the Company have entered into an escrow agreement, in the form attached hereto as Exhibit F (the “Escrow Agreement”), with Wilmington Trust, National Association, as escrow agent (the “Escrow Agent”), pursuant to which, among other things, Parent (i) concurrently with the execution and delivery of this Agreement, shall deposit an amount in cash equal to $10,000,000 (the “Initial Escrow Deposit Amount”) into a segregated escrow account established by the Escrow Agent (the “Escrow Account”) and (ii) subsequent to the execution and delivery of this Agreement, may deposit an amount in cash equal to $15,000,000 into the Escrow Account (the deposit of such $15,000,000 amount into the Escrow Account, if undertaken, the “Full Escrow Funding”), in each case, for the purpose of funding Parent’s obligations under this Agreement, including Section 8.3(b)(iv).

2.             Additional Financing Documents. For the avoidance of doubt, Parent acknowledges and agrees that it shall not amend any provisions of any Additional Financing Agreements to which the Company is a third party beneficiary without the express prior written consent of the Company.

3.             Other Terms.

a.             Interpretation; Effectiveness. The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Sections 1 and 2 of this Amendment. The provisions of the Agreement that have not been amended hereby shall be unchanged and shall remain in full force and effect. The provisions of the Agreement amended hereby shall remain in full force and effect as amended hereby. The amendments set forth in herein shall be effective immediately on the date hereof.

b.             Reference to the Agreement. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise expressly stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement and a reference to the Agreement in any such instrument or document shall, unless otherwise expressly stated, be deemed to be a reference to the Agreement as amended by this Amendment.

c.             Miscellaneous. The provisions of Sections 9.4 (Counterparts), 9.5 (Interpretation), 9.7 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 9.9 (Entire Understanding), 9.12 (Severability) and 9.13 (Construction) of the Agreement are incorporated herein by reference and form part of this Amendment as if set forth herein, mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BATTALION OIL CORPORATION

By:	/s/Matthew Steele
	Name:	Matthew Steele
	Title:	Chief Executive Officer

[Signature page to Third Amendment to Agreement and Plan of Merger]

FURY RESOURCES, INC.

By:	/s/Ariella Fuchs
	Name:	Ariella Fuchs
	Title:	President and General Counsel

SAN JACINTO MERGER SUB, INC.

By:	/s/Ariella Fuchs
	Name:	Ariella Fuchs
	Title:	President and General Counsel

[Signature page to Third Amendment to Agreement and Plan of Merger]